Exhibit 99.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of April 3, 2008 (the “Effective Date”), is made by and between KENNETH A. PALADINO (“Executive”) and TII NETWORK TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company engages in the design, production, and marketing of lightning and surge protection products, network interface devices, and station electronic and VOIP enclosures products (the “Business”);

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, pursuant to the terms and conditions hereinafter provided for; and

WHEREAS, Executive’s position with the Company requires that Executive be trusted with extensive responsibility and confidential information of the Company.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the Company and Executive (individually, a “Party”; together, the “Parties”), intending to be legally bound, agree as follows:

1.       Definitions. The following words and phrases shall have the following meanings when used in this Agreement:

A.         “ Agreement” means this Employment Agreement, as hereafter amended from time to time.

B.	“Base Salary” shall mean the payments provided for in Section 5 below.
C.	“Board ” means the Board of Directors of the Company.
D.	“Bonus ” has the meaning ascribed thereto in Section 5.B.
E.	“Business ” has the meaning ascribed thereto in the recitals to this Agreement.

F.          “Change in Control” means, and shall be deemed to have occurred, upon the occurrence of both (I) (v) the sale by the Company of all or substantially all of its assets to any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), (w) the consolidation or merger of the Company with any person as a result of which merger the persons who were the stockholders of the Company immediately prior to such consolidation or merger do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the consolidated or merged company’s then outstanding voting securities or (x) a tender offer, merger, consolidation, sale of assets, sale of stock of the Company or contested election or any combination of the foregoing transactions in which the persons who were directors of the Company immediately before such transaction cease to constitute a majority of the Board of Directors of the Company or any successor to the Company and (II) within eighteen (18) months of the occurrence of one of (v), (w) or (x) in (I) above, the Executive’s (y) duties with the Company are altered or (z) employment with the Company is terminated.

 If there shall occur a Change in Control of the Company, then Executive shall have the right to terminate his employment pursuant to this Agreement by providing written notice to the Company within three (3) months of the occurrence of the Change in Control, which termination shall be deemed a Resignation for Good Reason. Notwithstanding anything herein to the contrary, if Executive does not provide notice within such three (3) month period, no Change in Control shall be deemed to have occurred; provided, however, no such notice shall be necessary if the Change of Control resulted from termination by the Company as provided in (z) of (II) above.

G.          “Company” has the meaning ascribed thereto in the recitals to this Agreement, or any successor in interest thereto.

H.         “Confidential Information” means any and all of the following concerning the Business: (i) any and all trade secrets; (ii) data, know-how, processes, inventions, discoveries, concepts, ideas, designs, and methods; (iii) projections, estimates, pricing lists and data, research and development (past, current and planned), market studies, and business plans; (iv) customer lists, current and anticipated customer requirements, and sales information; (v) computer software and programs (including object code and source code), computer database technologies, systems, structures and architectures (and related processes); (vi) policy and procedure manuals or handbooks, tax records, personnel histories and records, information regarding properties and any other confidential information regarding the Business, however documented; and (vii) any and all notes, analyses, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.

I.          “Disability” means the inability of Executive, due to mental, emotional or physical injury, impairment or illness, to effectively perform substantially all of his employment duties for a period of one hundred twenty (120) or more days (whether or not consecutive) in any 12-month period. The determination as to whether Executive is Disabled shall be made by a physician, duly licensed to practice medicine in the State of New York, selected by the Company, which determination shall be conclusive and binding upon the Parties hereto. The physician shall be reasonably acceptable to Executive or his legal representative.

J.	“Executive ” has the meaning ascribed thereto in the preamble to this Agreement.

K.         “ Insolvency” means (i) the inability of the Company to pay its debts and obligations as they become due, including but not limited to the Base Salary due Executive from time to time, (ii) the filing by, or the consent to the filing against, the Company of a petition under any applicable bankruptcy, receivership or insolvency law or statute, or (iii) the filing against the Company of a petition under any applicable bankruptcy, receivership or insolvency law or statute which is not dismissed within one hundred twenty (120) days from the date of its filing.

L.         “ Party” or “Parties” has the meaning ascribed thereto in the recitals to this Agreement.

M.        “ Person ” means any natural person, corporation, partnership, limited liability company or other legal entity.

N.         “Resignation For Good Reason” means the voluntary termination by Executive of his employment with the Company as a result of: (i) the assignment to Executive of duties that alter the overall authority, duties, responsibilities, nature and status of his role as Chief Executive Officer, unless such assignment is promptly withdrawn upon objection by Executive, (ii) the relocation of the Company’s principal place of business to a location more than forty (40) miles from its present location,

 (iii) a Change in Control, (iv) the failure to elect or appoint, or re-elect or re-appoint, Executive to, or removal or attempted removal from, his position as President and Chief Executive Officer of the Company (excepting in connection with the proper termination of Executive’s employment by the Company by reason of death, Disability or Cause), (v) the material breach by the Company of any provision of this Agreement and failure to cure same within ten (10) days after its receipt of written notice thereof, (vi) the Insolvency of the Company or (vii) the dissolution or liquidation of the Company (other than as part of a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company not involving a Change in Control whereby the business of the Company is continued). Prior to effectuating a Resignation For Good Reason, unless previously provided, Executive shall provide the Company a written statement setting forth the basis for his belief that his resignation qualifies as a reason for such Resignation For Good Reason.

O.        “ Termination For Cause” means involuntary termination of Executive’s employment by the Company based upon the reasonable belief of the Board (excluding, if applicable, Executive if he is a member of the Board) that Executive has engaged in any one of the following: (i) fraud, embezzlement or intentionally misappropriating of Company assets in excess of a de minimis amount, or any attempt by Executive to secure any personal profit related to the Business without the informed written approval of a majority all members of the Board (other than Executive); (ii) refusal by Executive to substantially comply with the reasonable directives of the Board, or continued failure to perform, or continuing neglect in the performance of, material duties assigned to Executive after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes Executive has not substantially performed his duties, and after Executive has been provided a reasonable time (which shall be not less than ten (10) days) in which to thereafter perform such duties; (iii) Executive’s reckless or willful misconduct in the performance of Executive’s material duties and, to the extent same are subject to cure, then failure to cure same within ten (10) days after his receipt of written notice thereof; (iv) Executive’s conviction of, or entry of a plea of nolo contendere to, any felony involving moral turpitude or fraud; (v) the material breach by Executive of any provision of this Agreement and failure to cure same within ten (10) days after his receipt of written notice thereof; (vi) Executive’s repeated use of alcohol or, other than as prescribed by a physician, any controlled substance, in each case that renders Executive unable to perform his duties to the Company; or (vii) violation in a material way by Executive of any policy promulgated by the Board and, to the extent the violation is subject to cure, then failure to cure same within ten (10) days after his receipt of written notice thereof. The Company shall provide Executive a written statement setting forth the basis for its belief that an action or inaction of Executive qualifies as a reason for such Termination For Cause.

2.	Employment.

A.         As of the Effective Date, the Company agrees to and does hereby employ Executive to serve as its President and Chief Executive Officer, and Executive agrees to and does hereby accept such employment, all upon the terms and subject to the conditions set forth in this Agreement. Executive shall at all times report to, and his business activities shall at all times be subject to the direction and control of, the Board.

B.         The Company shall use its commercially reasonable efforts to (i) cause the Executive be a member of the Board throughout the term of employment, and (ii) include him in the management slate for election as a director at every stockholders’ meeting at which his term as a director would otherwise expire.

3.      Term of Employment. Subject to and except as provided for in Section 6 of this Agreement, the term of Executive’s employment hereunder shall begin as of the Effective Date and continue until December 31, 2009; and, thereafter, shall automatically be extended for up to three (3) times, each time for successive twelve (12) month terms, unless written notice is given by Executive or the Company advising the other of such Party’s election not to extend the term of employment hereunder, which notice shall be given not less than sixty (60) days prior to the then effective expiration date.

4.	Duties.

A.         Executive agrees to devote substantially all of his business time, attention, energies and efforts to promote the success of the Company and to discharge his duties and responsibilities as the Chief Executive Officer of the Company, to the exclusion of all other business activities, except such other activities (i) as the Board may instruct consistent with the requirements hereof or to which it may consent in writing and (ii) passive investments in other businesses which (a) if privately owned, are not a direct or indirect competitor of the Company or, if publicly owned, do not involve Executive’s owning more than three percent (3%) of the outstanding capital stock or other equity interests of such company, and (b) do not require services on the part of Executive that would reasonably be expected to, or which do, impair or interfere with the performance of his duties hereunder. Notwithstanding the foregoing, Executive may pursue charitable and civic activities not in competition with the business of the Company, so long as such activities do not unreasonably interfere with Executive’s performance of his duties hereunder.

B.         While employed by the Company, Executive shall discharge such duties and responsibilities as are customarily performed by a Person having the responsibilities of Chief Executive Officer, including such matters as may be reasonably determined and assigned to Executive from time to time by the Board consistent with Executive’s position.

5.      Compensation and Benefits. The Company shall pay to Executive the following amounts as compensation and benefits for the services performed pursuant to this Agreement during the term or any additional term of this Agreement:

A.          Base Salary. The Company shall pay Executive an annualized Base Salary of Three Hundred Thousand Dollars ($300,000.00), payable in regular intervals in accordance with the Company’s payroll practices as in effect from time to time, but in no event less often than monthly.

B.          Bonus. Executive shall be eligible to participate in the Company’s Executive Management Bonus Program (the “Bonus”).

C.          Restricted Stock. Subject to approval of the Board, Executive will be awarded one hundred seventy-five thousand (175,000) restricted shares of the Company’s common stock, $0.01 par value per share (the “Restricted Stock”). All of such Restricted Stock shall vest on a date five (5) years from the grant date of such shares (the “Vesting Date”); provided, however, Executive must be employed by the Company on the Vesting Date. Notwithstanding the foregoing, the Restricted Stock shall vest, on a pro rata basis, upon (i) the death of Executive, (ii) a Change in Control of the Company or (iii) the termination of Executive without Cause or Resignation For Good Reason, in each case at the rate equal to 1/60th of the number of shares of Restricted Stock for each full month following the grant date that Executive was employed by the Company.

D.          Benefits. During the term of this Agreement, Executive is entitled to participate in any deferred compensation or other employee benefit plans, including any profit sharing or 401(k) plans, option plans, group life, health, hospitalization and disability insurance plans, deferred compensation plans and other employee welfare benefits maintained by the Company in the same manner and on the same basis (including, but not limited to, eligibility and cost assessment requirements) as may be offered to other executive and key management employees of the Company in accordance with the terms of such plans. Executive and his dependents shall also be entitled to participate in such other benefit plans and arrangements as are now provided or are hereafter extended to executive employees of the Company and their dependents in accordance with the terms of such plans or arrangements.

E.          Vacations and Leave Time. Executive shall be entitled to twenty (20) annual paid vacation days in each year and such sick, holiday and other absences consistent with the Company’s policies as are established from time to time by the Board. Any vacation or other paid time off which is not used in any year shall not accrue, nor shall the Company be liable for any such benefits not used by Executive prior to the termination of his employment, except and to the extent as may be provided under such policies; provided, that vacation time not taken in one year may be taken within the next six (6) months of the following year, in addition to the twenty (20) vacation days allowed for the following year.

F.          Business Expenses. Executive shall be entitled, in accordance with the Company’s reimbursement policies in effect from time to time, to receive reimbursement from the Company for reasonable business expenses incurred by Executive in the performance of his duties under this Agreement, provided Executive furnishes the Company with vouchers, receipts and other details of such expenses in the form required by the Company.

G.          Increases. Executive’s annual salary and other benefits provided for hereunder are subject to periodic increases, but not decreases, at the discretion of the Board (or the Compensation Committee or other committee of the Board so authorized).

6.	Termination of Employment and Effect.

A.          Death, Disability, Etc. This Agreement and Executive’s employment hereunder shall terminate upon (i) Executive’s death, or (ii) the Company’s election (by twenty (20) days’ advance written notice to Executive) to terminate following Executive’s suffering of a Disability. Upon termination for any reason provided for in this Section, Executive shall not be entitled to any Base Salary, exercise or retention of any rights, Bonuses, or other benefits, except for:

(1)       amounts accrued prior to the effective date of resignation or termination;

(2)	those benefits, if any, required to be extended by applicable law;

(3)       Executive’s beneficiary and/or dependents shall be entitled, for a period of eighteen (18) months, to continuation, at the Company’s expense, of (i) such benefits as are at the time of Executive’s death or termination being provided to them under Section 5.D above or any replacement benefits as may be offered to other Company executive officers’ beneficiaries or dependents in accordance with the terms of such benefit plans, and (ii) any additional benefits as may be provided during such eighteen (18) month period to dependents of the Company’s executive officers in accordance with the terms of the Company’s policies and practices;

(4)       any unpaid Bonus amount relating to periods prior to the year in which the termination occurs plus a pro rata amount of Executive’s most recent performance Bonus paid (Bonus paid in the prior period divided by number of months in such period) for each full month of employment for the Executive in the year of termination; provided, however, the financial results of the Company in the year of termination must be substantially similar to the financial results of the Company for the period of Executive’s most recent performance Bonus;

(5)       severance payments in amounts equal to, and payable in respect of, Executive’s Base Salary existing on the date of such death or termination, which payments shall continue for eighteen (18) months following such death or termination (but such severance payments shall discontinue and no longer be payable upon Executive’s taking any action contrary to his covenants provided for in Sections 7, 8 and 9), payable in regular intervals in accordance with the Company’s payroll practices as in effect from time to time, but in no event, less often than monthly. In the event of Executive’s Disability, and Executive’s death during such eighteen (18) month period, such amounts shall be paid to Executive’s designated beneficiary or, in the absence of such designated beneficiary, his estate, during the balance of such eighteen (18) month period; and

(6)       Executive’s stock options shall immediately vest in full and the stock options shall be exercisable for the greater of one (1) year from the date of termination or the period provided for under the stock option plan or plans under which the options were granted.

In the event of Executive’s death or Disability, the Company shall use its commercially reasonable efforts to assist Employee and his dependents in the payment in a timely manner of all compensation and other benefits discussed in this Section 6.A, including, but not limited to, the filing and pursuit of all claims under related insurance policies, rights under stock options and all such assistance as may be requested in filing for disability claims with the government.

B.          Termination For Cause or Voluntary Resignation. Subject to the provisions set forth in Section 1.0 requiring notice and an opportunity to cure, the Company may, immediately and unilaterally, terminate Executive’s employment hereunder for “Cause” at any time. In the event of a Termination For Cause or Executive’s voluntary resignation from employment (other than a Resignation for Good Reason), Executive shall not be entitled to receive, and the Company shall not be obligated to pay, any Base Salary, Bonus, severance salary, exercise or retention of any rights, or any other benefits, except for (i) amounts accrued prior to the effective date of termination, and (ii) those, if any, required to be extended by applicable law. Following a Termination For Cause, the Company shall be entitled to such rights and remedies provided for at law.

C.	Resignation For Good Reason or Termination Without Cause or Non-Renewal.

(1)       Executive may, immediately and unilaterally, terminate his employment hereunder at any time by giving the Company sixty (60) days’ advance written notice of Executive’s election to terminate or resign; provided, however, if Executive is Resigning For Good Reason other than a Change in Control, such notice shall not be required and the only notice required shall be as provided for in Section 1.N of this Agreement.

(2)       If Executive’s employment hereunder is terminated due to either a Resignation For Good Reason or a termination by the Company under circumstances not constituting a Termination With Cause, or if the Company fails to renew this Agreement prior to the expiration of the initial term or any additional term of this Agreement, then, in any such case, Executive shall not be entitled to any further Base Salary, exercise or retention of any rights, Bonuses, or other benefits, except for:

a.         amounts accrued prior to the effective date of resignation or termination;

b.         those benefits, if any, required to be extended by applicable law;

c.         in the event that the Company fails to renew this Agreement prior to the expiration of the initial term or any additional term of this Agreement only, any unpaid Bonus amount relating to periods prior to the year in which the termination occurs plus a pro rata amount of Executive’s most recent performance Bonus paid (Bonus paid in the prior period divided by number of months in such period) for each full month of employment for the Executive in the year of termination; provided, however, the financial results of the Company in the year of termination must be substantially similar to the financial results of the Company for the period of Executive’s most recent performance Bonus;

d.         severance payments in amounts equal to, and payable in respect of, Executive’s Base Salary existing on the date of such resignation or termination, which payments shall continue to be paid, in the amounts and at the times then in effect, for eighteen (18) months following such termination or resignation (but such severance payments shall discontinue and no longer be payable upon Executive’s taking any action contrary to his covenants provided for in Sections 7, 8 and 9), payable in regular intervals in accordance with the Company’s payroll practices as in effect from time to time, but in no event, less often than monthly; and

e.         Executive’s stock options shall immediately vest in full and be exercisable for the greater of one year from the date of termination or the period provided for under the stock option plan or plans under which the options were granted.

(3)       Unless a contrary interpretation is necessary in the case of a Change in Control to satisfy a non-discrimination or similar requirement with respect to the tax treatment of the Company’s employee benefit plans, programs or policies, an election by Executive to terminate his employment under the provisions of this Section 6.C (including as a result of a Change in Control) shall not be deemed a voluntary termination of employment of Executive for the purpose of interpreting the provisions of any of the Company’s employee benefit plans, programs or policies.

D.          Treatment of Options. Except as otherwise provided in this Agreement, upon the termination of Executive’s employment pursuant to this Section 6, the options granted by the Company to Executive in accordance with the Agreement shall be treated in the manner set forth in the Plan.

E.          Release. The Company shall not be required to commence performance of its obligations under this Section 6 (i) until such time as the Company has received a release agreement, in form satisfactory to the Company, duly executed by Executive (or Executive’s beneficiary or representative) and (ii) Executive is not in material violation of any of the material terms or provisions of this Agreement.

F.         Notwithstanding termination of Executive’s employment hereunder, the obligations and commitments of Executive set forth in Sections 7, 8 and 9 shall continue in effect and survive termination, except as otherwise provided in those Sections.

7.       Nondisclosure of Confidential Information. Executive acknowledges and agrees that all Confidential Information known or obtained by Executive, whether before or after the date of this Agreement, is the property of the Company. Executive agrees that Executive will not, at any time, disclose to any unauthorized persons or use for Executive’s own account or for the benefit of any third party any Confidential Information, whether Executive has such information in Executive’s memory or embodied in writing or other physical form, without the Company’s written consent, unless and to the extent that the Confidential Information is required to be disclosed as provided in Section 7.A below or is or becomes generally known to and available for use by the public other than as a result of Executive’s fault or the fault of any other person known by Executive to be bound by a duty of confidentiality to the Company.

A.          Permitted Disclosure. If Executive is required (by oral questions, deposition, interrogatories, requests for information or documents, subpoena, civil investigative domain or other process) to disclose all or any part of any Confidential Information, Executive will first provide the Company with prompt notice of such requirement, as well as notice of the terms and circumstances surrounding such requirements, so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement. If the Company does not seek an appropriate protective order prior to the date on which Executive is required to make such disclosure, the Company shall be deemed to have waived Executive’s compliance herewith; provided that Executive may only disclose that portion of such Confidential Information as he is advised by his legal counsel as being required to be disclosed.

B.          Destruction or Return on Termination. Upon termination of Executive’s employment hereunder, Executive shall, upon request of the Company, return to the Company all writings and materials comprising any part of or containing any of the Confidential Information without retaining any copies, extracts or other reproductions thereof; and, to the extent not returned to the Company, Executive will certify to the Company any such materials or writings which were destroyed by him.

8.	Ownership of Executive Inventions.

A.          Inventions and Related Matters. Executive agrees that the Company shall have sole and exclusive ownership rights in any conception, ideas, invention, improvement, or know-how (whether or not patentable) arising out of, resulting from, or derivative of Executive’s duties and services as an employee of the Company or undertaken within the scope of Executive’s duties hereunder. Any resulting or derivative rights, including patent, trademark, service mark or other rights, shall be and become the exclusive property of the Company and the Company shall be exclusively entitled to the entire right, title and interest existing with respect hereto. In furtherance thereof, at the Company’s request, Executive agrees to convey and assign to the Company the entire right, title and interest of Executive, if any, in and to any conceptions, ideas, inventions, improvements, or know-how which arise out of, result from, or are derivative of, Executive’s duties and services as an employee of the Company or undertaken within the scope of his duties hereunder.

B.          Original Works. Any copyrightable work (including, but not limited to, software code and applications), whether published or unpublished, created by Executive in connection with or during the performance of his duties or services hereunder shall be considered a work made for hire to the fullest extent permitted by law, and all right, title and interest therein, including the worldwide copyrights, shall be the sole and exclusive property of the Company as the employer and party specially commissioning such work. In the event that any such copyrightable work or portion thereof shall not be legally qualified as a work made for hire, or shall subsequently be so held, Executive agrees to properly convey to the Company the entire right, title and interest in and to such work or portion thereof, including but not limited to the worldwide copyrights, extensions of such copyrights, and renewal copyrights therein, and further including all rights to reproduce the copyrighted work, to prepare derivative works based on the copyrighted work, to distribute copies of the copyrighted work, to display the copyrighted work, and to register the claim of copyright therein and to execute any and all documents with respect thereto.

C.          Executive Assistance. Executive agrees (i) to disclose to the Company in writing any matters created or authored by him which are, or are intended to be, the property of the Company pursuant to the provisions of this Section; (ii) to assign to the Company without additional compensation all of Executive’s rights, if any, therein; and (iii) to execute and deliver to the Company such applications, assignments and other documents as may reasonably be requested in order to apply for and obtain patents, copyrights, or other registrations with respect thereto.

9.      Covenant Not to Compete; Non-Solicitation. Executive covenants and agrees that, for a period of eighteen (18) months following the termination of his employment with the Company for any reason, he will refrain from any of the activities proscribed below in this Section.

A.          Non-Compete. Executive shall not, directly or indirectly through any Person, for himself or for others, (i) engage in, acquire an ownership interest in, or manage, operate or control, participate in the ownership, management, operation or control of, or be connected with or have any beneficial interest in, or serve as a director, officer, employee, agent, consultant, partner, investor, or independent contractor for, any Person that engages in any business which is competitive with the Business conducted by the Company within the twelve (12) months preceding the termination of Executive’s employment, or (ii) induce or attempt to induce, or take any action the direct result of which is to cause, any customer, prospective customer or licensee of the Company to cease doing business with, or to reduce the level of business then being conducted with, or otherwise interfere with the goodwill enjoyed by, the Company. Notwithstanding the foregoing, it shall not be a violation of this Agreement for Executive to maintain passive investments in other businesses which, if privately owned, are not a direct or indirect competitor of the Company or, if publicly owned, do not involve Executive’s owning more than three percent (3%) of the outstanding capital stock or other equity interests of such companies.

B.          Non-Solicitation. Excluding the placement of ads in periodicals and other publications of general circulation and hiring of clerical personnel, Executive shall not, directly or indirectly through any Person, for himself or for others, (i) induce or attempt to induce any Person employed in the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any such employee, or (ii) hire any Person who is or was at any time during the previous six (6) months, an employee of the Company.

C.          Reasonableness of Restrictions. Executive understands that the foregoing restrictions limit his abilities to compete with the Business, but Executive nevertheless believes that he has received and will receive sufficient consideration and other benefits pursuant to the terms of this Agreement and the transactions contemplated herein to clearly justify such restrictions. Executive has carefully considered the nature and extent of the restrictions contemplated by this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Company disproportionate to the detriment to Executive.

10.      Remedies. Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual and intellectual character; (b) the Business is, or is expected to be, global in scope; (c) the Company competes with persons having access to markets and capital superior to that possessed by it; (d) the restrictive covenants applicable to Executive will not prevent Executive from obtaining gainful employment and are reasonable and necessary in order to protect the Business; and (e) Executive has consulted with, or been advised by the Company that he should consult with, an independent legal counsel concerning the undertakings of the Executive set forth in, and the provisions of, this Agreement. If Executive breaches the covenants set forth or provided for in Sections 7, 8 or 9, the Company, in addition to any other rights and remedies available under the Agreement or otherwise, shall be entitled to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 7, 8 and 9, it being agreed that money damages alone would be inadequate to compensate the Company and would be an inadequate remedy for such breach. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

11.      Tax Provisions. The Company shall have the right to and shall deduct or withhold from the compensation payable to Executive pursuant to this Agreement any amounts required to be deducted or withheld by federal, state and municipal laws as now in effect or which may be enacted after the date of this Agreement.

12.      Cooperation. At the expense of the Company, Executive agrees to reasonably cooperate with the Company during the course of third-party proceedings arising out of the Business about which Executive has knowledge or information. Such proceedings include, but are not limited to, internal investigations, administrative investigations or proceedings and lawsuits (including pre-trial discovery). Cooperation includes, but is not limited to, Executive’s making himself reasonably available upon reasonable notice and at reasonable times for interviews, meetings, depositions, hearings and trials without the need for subpoena or assurances by the Company, providing any and all documents in his possession that relate to the proceeding, and providing reasonable assistance in locating any and all relevant notes and documents. Executive agrees not to communicate with, or give statements to, third parties relating to any matter about which Executive has knowledge or information as a result of his employment except to the extent that such communication or statements are required by legal process, in which case Section 7.A above shall apply to such communication or statements, or it is Executive’s good faith belief that such communication or statements are in the Company’s business interests and, then, only to the extent such disclosure is not in violation of the covenant of nondisclosure set forth in Section 7. The provisions of this Section shall survive Executive’s employment termination with the Company and termination of this Agreement for any reason.

13.	Miscellaneous.

A.          Notices. Notices and other communications required or permitted by this Agreement shall be deemed delivered if delivered personally (with written confirmation of receipt), or by facsimile (with written confirmation of receipt), or by registered or certified mail (return receipt requested), when received by the addressee if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth in this section (or to such other addresses and facsimile numbers as a party may designate by notice to the other party) as follows:

If to the Company:	TII Network Technologies, Inc.

141 Rodeo Drive

Edgewood, NY 11717

Attention: Chairman of the Board of Directors

Facsimile: (631) 789-5063

With a Copy to:	Meltzer, Lippe, Goldstein & Breitstone, LLP

190 Willis Avenue

Mineola, NY 11501

Attention: Ira Halperin, Esq.

Facsimile: (516) 747-0653

If to the Executive:	Kenneth A. Paladino

23 Mowbray Avenue

Bay Shore, NY 11706

or at such other address notice of which has been given as provided herein.

B.          Expenses. The Company shall pay the fees and expenses of Executive’s legal counsel in connection with the preparation and negotiation of this Agreement.

C.          Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York and the laws of the United States. No conflicts of law or similar rule or law that might refer the governance and construction of this Agreement to the laws of another state, republic or country shall be considered.

D.          Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable for any reason, such provision shall be deemed to be severable, and this Agreement shall otherwise continue in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

E.          Assignments; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, including any entity which acquires all or substantially all of the Company’s assets to which the Company’s rights and obligations hereunder are assigned. This Agreement shall be binding upon and inure to the benefit of the Executive and his personal representatives, but the obligations undertaken herein by Executive shall not and may not be transferred or assigned by the Company or Executive and any purported transfer or assignment thereof shall be null and void ab initio.

F.          Entire Agreement; Modifications. This Agreement along with the documents expressly referenced in this Agreement constitute the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company, and the payment of compensation and benefits, and supersedes all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter. This Agreement may only be amended by written instrument signed by Executive and an authorized officer of the Company after receiving such approvals of the Board required by the circumstances. Any and all prior agreements, understandings or representations relating to the Executive’s employment with the Company are terminated and canceled in their entirety and are of no further force or effect.

G.          Waivers. A discharge of the terms of this Agreement shall not be deemed valid unless by full performance by the Parties or unless corroborated by a writing signed by the Parties. A waiver by the Company of any breach by Executive of any provision or condition provided for in this Agreement to be performed or observed by Executive shall not be deemed a waiver of any similar or dissimilar provisions or conditions at the same or any prior or subsequent time. The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms, remedies or rights provided for in this Agreement or under applicable law, such failure or neglect shall not be deemed a waiver of any such terms, remedies or rights subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or the requirement for performance or observance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except in a writing signed by such Party.

H.          Expense of Enforcement. If, as a consequence of any dispute arising under or with regard to this Agreement or its performance, any Party shall be required to retain the services of legal counsel or to initiate any legal proceeding, the prevailing Party shall be entitled to recover from the other Party all reasonable costs and expenses incurred with respect to such dispute or proceeding, including but not limited to reasonable attorneys’ fees, the costs of discovery, court costs, expert witness fees and other reasonable and direct out-of-pocket costs.

I.          Waiver of Jury Trial; Jurisdiction. THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT. THE PARTIES HERETO EACH HEREBY ACCEPT THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS HAVING JURISDICTION OVER OR LOCATED IN NASSAU OR SUFFOLK COUNTY, STATE OF NEW YORK, FOR THE RESOLUTION OF ALL DISPUTES ARISING IN CONNECTION WITH THIS AGREEMENT.

J.          Indemnification. Subject to the Company’s certificate of incorporation and bylaws and without limiting Executive’s rights to indemnification thereunder, the Company shall indemnify and hold harmless Executive with respect to his performance of services hereunder on the Company’s behalf, to the fullest extent permitted by applicable law, including without limitation the payment of all expenses, including reasonable attorneys’ fees, incurred by Executive in connection with the defense of any action, suit, proceeding or investigation and any appeal thereof.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

            IN WITNESS WHEREOF, the Company and Executive have duly executed this Employment Agreement as of the date of this Agreement.

TII NETWORK TECHNOLOGIES, INC.

By:  /s/ Jennifer E. Katsch

Name:   Jennifer E. Katsch

Title: Vice President-Finance

/s/ Kenneth A. Paladino

KENNETH A. PALADINO